Exhibit 10.1

FEDEX CORPORATION

EXECUTIVE SEVERANCE PLAN

1.	Purpose.

FedEx Corporation (together with its subsidiaries, the “Company”) may provide certain Severance Benefits (as defined below) to eligible participants upon a Qualifying Termination (as defined below) under this FedEx Executive Severance Pay Plan (the “Plan”). The purpose of the Plan is to attract and retain qualified executives and provide severance pay and benefits to Participants. This Plan and the Company’s Policy on Limitation of Severance Benefits are the exclusive arrangements governing the payment of severance pay benefits for qualifying Participants. For the avoidance of doubt, any Severance Benefits payable to a Participant under this Plan will be paid solely in lieu of, and not in addition to, any severance benefits payable under any offer letter, severance arrangement, or other program or agreement on account of the Participant’s termination of employment with the Company under the circumstances covered by this Plan, including any Management Retention Agreements and the Company’s Severance Pay Plan (as amended and restated from time to time).

The Plan qualifies as a “top hat” plan that is maintained primarily to provide severance compensation and benefits to a select group of “management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, and therefore the Plan is exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA. The Plan is not intended to be an “employee pension benefit plan” or “pension plan” within the meaning of Section 3(2) of ERISA. Rather, the Plan is intended to be a “welfare benefit plan” within the meaning of Section 3(1) of ERISA and to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at 29 CFR § 2510.3-2(b). No employee contributions are required or permitted. This document constitutes both the written instrument under which the Plan is maintained and the required summary plan description for the Plan.

This Plan is effective as of July 20, 2026 (the “Effective Date”).

2.	Participation.

An Eligible Participant of the Company participates in this Plan if he or she has signed and delivered to the Company, within the time set by the Company, a participation agreement in the form attached hereto as Appendix A and undergoes a Qualifying Termination. An Eligible Participant who has done so shall be a “Participant” in this Plan. A “Qualifying Termination” shall mean a termination of employment by the Company without Cause (as defined below) or by the Participant for Good Reason (as defined below). In no event shall any Eligible Participant be considered a Participant unless and until such Eligible Participant has executed the participation agreement.

3.	Severance Benefits.

(a)            Termination by the Company for Cause; Termination by the Participant Without Good Reason; Termination by Reason of Death or Disability. If the Participant’s employment is terminated for Cause, or if the Participant terminates his or her employment without Good Reason, or if the Participant’s employment terminates due to death or Disability, (i) the Company shall pay the Participant all accrued compensation and benefits required by applicable law (the “Accrued Benefits”) and (ii) no severance shall be payable to the Participant, including under this Plan.

(b)            Termination by Company Without Cause; Termination by the Participant with Good Reason. If the Participant experiences a Qualifying Termination, then, in addition to the Accrued Benefits, the Participant will be entitled to receive the severance benefits set forth in this Section 3(b) (the “Severance Benefits”), subject to the Participant’s compliance with the terms of the Plan, including Section 5 below:

(i)            If such Qualifying Termination occurs during the Change of Control Period (as defined below), the Company shall pay the Participant (consistent with the standard payroll practices of the Company):

(A)            an amount equal to two times the sum of (x) such Participant’s Base Salary (as defined below) as in effect as of Date of Termination (as defined below) plus (y) such Participant’s Target Bonus (as defined below), to be paid in a lump sum as soon as reasonably practical and in accordance with the Company’s standard payroll practices following the Release Effective Date (as defined below);

(B)            a prorated bonus under any active annual bonus plan for the year in which the Qualifying Termination measured at actual performance and paid at such time bonuses are paid to similarly situated employees of the Company;

(C)            if the Participant participates in the health and welfare benefit plans of the Company, a taxable cash payment equivalent to the difference between the monthly COBRA premium paid by the Participant for themself and their eligible dependents and the monthly premium amount paid by similarly situated active employees of the Company for a period of eighteen (18) months following the Date of Termination, to be paid in a lump sum as soon as reasonably practical and in accordance with the Company’s standard payroll practices following the Release Effective Date;

(D)            outplacement services through an outplacement services provider provided by the Company from time to time; and

(E)            reimbursement for the actual cost of preparing and filing income tax returns for the year in which the Date of Termination occurs, in accordance with the generally applicable policies for reimbursing officers of the Company for such costs; provided that the Participant submits such request for reimbursement in writing no later than May 31st of the year following the year in which the Date of Termination occurs.

(ii)            If such Qualifying Termination occurs during the period that is not the Change of Control Period, the Company shall pay the Participant (consistent with the standard payroll practices of the Company):

(A)           an amount equal to the Multiplier (as defined below) times the sum of (x) such Participant’s Base Salary as in effect as of the Date of Termination plus (y) such Participant’s Target Bonus, to be paid in a lump sum as soon as reasonably practicable and in accordance with the Company’s standard payroll practices following the Release Effective Date;

(B)            a prorated bonus under any active annual bonus plan for the year in which the Qualifying Termination occurs measured at actual performance and paid at such time bonuses are paid to similarly situated employees of the Company;

(C)            if the Participant participates in the health and welfare benefit plans of the Company, a taxable cash payment equivalent to the difference between the monthly COBRA premium paid by the Participant for themself and their eligible dependents and the monthly premium amount paid by similarly situated active employees of the Company for a period of eighteen (18) months following the Date of Termination, to be paid in a lump sum as soon as reasonably practical and in accordance with the Company’s standard payroll practices following the Release Effective Date;

(D)            outplacement services through an outplacement services provider provided by the Company from time to time; and

(E)            reimbursement for the actual cost of preparing and filing income tax returns for the year in which the Date of Termination occurs, in accordance with the generally applicable policies for reimbursing officers of the Company for such costs; provided that the Participant submits such request for reimbursement in writing no later than May 31st of the year following the year in which the Date of Termination occurs.

The Company shall have the discretion, from time to time and on a case-by-case basis, to provide such additional benefits, whether under this Plan or any other plan or arrangement, as it deems necessary or appropriate. In no event shall the provision of any such benefit for one Participant create a precedent or require that any other Participant be provided such benefit, either under this Plan or any other plan or arrangement.

(c)            Special Provision of Services for Chief Executive Officer. Subject to the Chief Executive Officer’s compliance with the terms of the Plan, including Section 5 below, upon the Chief Executive Officer’s termination of employment in connection with a “Retirement” (as defined in the Omnibus Plan or otherwise as provided in the applicable award agreement), for the period beginning on the Date of Termination and ending on the three year anniversary of the Date of Termination, the Company may continue to provide reasonable administrative, information technology support, and physical security services (the “Support Services”); provided that the Support Services shall not exceed (i) $250,000 in any fiscal year and (ii) $750,000 in the aggregate; provided, further, that such Support Services shall be further subject to the Chief Executive Officer’s entrance into, and continued provision of services with respect to, a consulting services agreement reasonably acceptable to the Company, pursuant to which the Chief Executive Officer shall remain available to provide reasonable consulting services to the Company during the time such Support Services are provided; provided, further, that any amounts with respect to the Support Services shall not be paid in cash to the Chief Executive Officer and shall only represent in-kind benefits.

4.	Equity and Equity-Based Awards.

(a)            Except as otherwise set forth in this Section 4, with respect to each equity or equity-based award held by a Participant under the Omnibus Plan, such awards shall remain subject to the terms and conditions set forth in the Omnibus Plan and the applicable award agreement thereunder. Participant shall not be eligible to receive any additional awards under the Omnibus Plan following the Date of Termination.

(b)            If, as of the Date of Termination, such Participant has provided continuous service to the Company for at least twenty (20) years, such Qualifying Termination shall be treated as a “Retirement” (as defined in the Omnibus Plan or otherwise as provided in the applicable award agreement) as of the Date of Termination for purposes of the treatment of each equity or equity-based award held by such Participant.

5.	Release Requirement; Restrictive Covenants.

In order to be eligible to receive the Severance Benefits, a Participant must: (a) sign and deliver to the Company, within the time set by the Company, an effective general release and waiver of claims (a “Release”) in a form provided by the Company substantially in the form set forth herein as Appendix B (and not revoke the release and waiver following delivery of the release and waiver to the Company, if revocation is permitted); and (b) comply, and continue to comply, with the terms of the Release and of any non-competition, non-solicitation, non-disparagement, confidentiality, or other restrictive covenant obligation owed to the Company, for the applicable duration of each such covenant. For the avoidance of doubt, in the event of a Participant’s breach of the terms of any restrictive covenant obligation to the Company, the Company’s obligation to make any further payment of Severance Benefits to the Participant shall cease and the Company may seek recovery of any Severance Benefits previously paid to the Participant. Upon the request of the Company, the Participant shall complete a directors’ and officer’s questionnaire to facilitate the Company’s preparation and filing of its annual proxy statement and periodic reports with the Securities and Exchange Commission. Further, the Company may, in connection with its filings made with the Securities and Exchange Commission, disclose that the applicable Participant experienced a termination of employment by the Company without Cause or by the Participant for Good Reason.

6.	Section 409A.

The Company intends that all payments and benefits provided under this Plan shall satisfy the requirements for a short-term deferral or an involuntary separation plan payment so as not to be treated as deferrals of compensation. Notwithstanding the foregoing, to the extent any payments or benefits under this Plan are subject to Section 409A of the Code (“Section 409A”), this Plan shall be interpreted and administered to the maximum extent possible to comply with Section 409A. For purposes of any payments or benefits under this Plan subject to Section 409A:

(a)            The Participant shall not be considered to have terminated employment with the Company unless the Participant would be considered to have incurred a “separation from service” within the meaning of Section 409A.

(b)            Each separate payment to be made or benefit to be provided under this Plan shall be construed as a separate identified payment for purposes of Section 409A.

(c)            Any payments subject to execution of an effective release shall be paid within 60 days following the executive’s separation from service; provided, however, that, if this 60-day period begins in one calendar year and ends in a later calendar year, the payment will be made in the second calendar year on a date determined by the Company.

(d)            If the Participant is a “specified employee” within the meaning of Section 409A at the time of the Participant’s separation from service, to the extent required under Section 409A to avoid accelerated taxation and tax penalties, any amounts payable during the six-month period immediately following the Participant’s separation from service shall instead be paid on the first business day after the date that is six months following the Participant’s separation from service (or, if earlier, the Participant’s date of death).

The Company makes no representation that payments described in this Plan will be exempt from or comply with Section 409A, and in no event shall the Company be liable to any Participant for any taxes, penalties or interest incurred under Section 409A, Section 4999 or any other provision of the Code.

7.	Excise Taxes.

Notwithstanding any provision of the Plan to the contrary, if any payments or benefits a Participant would receive from the Company under the Plan or otherwise in connection with the Change in Control (the “Total Payments”) (a) constitute “parachute payments” within the meaning of Section 280G of the Code (“Section 280G”), and (b) but for this Section 7, would be subject to the excise tax imposed by Section 4999 of the Code (“Section 4999”), then such Participant will be entitled to receive either (i) the full amount of the Total Payments or (ii) a portion of the Total Payments having a value equal to One Dollar ($1) less than three (3) times such Participant’s “base amount” (as such term is defined in Section 280G(b)(3)(A)), whichever of (i) and (ii), after taking into account applicable federal, state, local income and employment taxes and the excise tax imposed by Section 4999, results in the receipt by such Participant, on an after-tax basis, of the greatest portion of the Total Payments. Any determination required under this Section 7 shall be made in writing by a nationally recognized accounting firm or tax preparation firm appointed by the Company prior to the Change in Control (together, the “Accountants”), whose determination shall be conclusive and binding for all purposes upon the applicable Participant and the Company. For purposes of making the calculations required by this Section 7, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and Section 4999. In the event that any payment or benefit intended to be provided hereunder is required to be reduced pursuant to this Section 7, then the reduction will be made in accordance with Section 409A and will occur in the following order: (a) first, by reducing any cash payments with the last scheduled payment reduced first; (b) second, by reducing any equity-based benefits that are included at full value under Q&A-24(a) of the Treasury Regulations promulgated under Section 280G (the “280G Regulations”), with the highest value reduced first; (c) third, by reducing any equity-based benefits included on an acceleration value under Q&A-24(b) or 24(c) of the 280G Regulations, with the highest value reduced first; and (d) fourth, by reducing any non-cash, non-equity based benefits, with the latest scheduled benefit reduced first. Such payments or benefits shall be reduced in a manner that maximizes the Participant’s economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.

8.	General Provisions.

(a)            Except to the extent that federal law governs, this Plan will be construed, administered, and enforced in accordance with the laws of the State of Tennessee.

(b)            Any provision in this Plan that is prohibited or unenforceable by reason of applicable law in any jurisdiction shall be ineffective, but only in that jurisdiction and only to the extent of such prohibition or unenforceability, without invalidating or affecting the remaining provisions of the Plan.

(c)           Participants may not assign or transfer the benefits provided under this Plan.

(d)           Except as may be provided under any other agreement between the Participant and the Company, the employment of any Participant by the Company is “at will” and may be terminated by either the Participant or the Company at any time, subject to applicable law. Nothing in this Plan shall be construed as conferring any right upon a Participant with respect to the continuation of employment or interfere with the right of the Company to terminate any Participant’s employment at any time.

(e)            For the avoidance of doubt, no severance payment made under this Plan shall be considered as creditable “compensation” under any benefit plan maintained by the Company, unless specifically provided for under the applicable plan documents or required by applicable law.

(f)            If the Company is obligated by the WARN Act to provide Participants with compensation or benefits upon a plant closing or mass layoff, then any benefits provided under this Plan will be reduced or offset by the amount of the compensation and benefits Participants receive under the WARN Act.

(g)           Except with respect to any rights to cancel or recover such payments under the Plan in connection with a violation of a restrictive covenant or in connection with the Participant’s receipt of corresponding health benefits from a subsequent employer, the Company’s obligation to make the payments provided for in this Plan and otherwise to perform its obligations will not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, cancellation, defense or other claim, right or action which the Company may have against the Participant or any other person. In no event will the Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan, nor will the amount of any payment under this Plan be reduced, except as otherwise specifically provided herein, by any compensation or benefit earned by the Participant as a result of employment by another employer.

(h)           Any payment made pursuant to this Plan will be paid, less standard withholdings and other deductions authorized by the Participant or required by law.

(i)            Prior to the Change of Control Period, the Company, by action of the Board, reserves the right to amend or terminate the Plan or the benefits provided hereunder at any time. Any amendment or termination of the Plan will be in writing. Once a Participant has incurred a Qualifying Termination, no amendment or termination of the Plan may, without that Participant’s written consent, reduce or alter to the detriment of such Participant the payments and benefits to which the Participant is entitled or otherwise adversely impact such Participant’s rights under this Plan.

(j)            Effective as of the beginning of the Change of Control Period, this Plan may not be subject to amendment or termination without the written consent of the Participants. This Plan shall not be terminated by any merger or consolidation of the Company whereby the Company is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of the Company. In the event of any such merger, consolidation or transfer of assets, the provisions of this Plan shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.

(k)           The Company agrees that concurrently with any merger, consolidation, or transfer of asset, it will cause any successor or transferee unconditionally to assume, by written instrument delivered to the Participant (or his beneficiary or estate), all of the obligations of the Company hereunder.

(l)            No rights or obligations of the Company under this Plan may be assigned or transferred by the Company, except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or in connection with the sale or liquidation of all or substantially all of the assets of the Company, or in connection with the disposition of all or substantially all of the assets of the Company, or in connection with the disposition of the business of the Company substantially as an entirety; provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes all of the liabilities, obligations and duties of the Company under this Plan, either contractually or as a matter of law.

(m)          All payments and benefits under this Plan remain subject to the clawback, recoupment, forfeiture, recovery and other similar policies of the Company as in effect from time to time, including, without limitation, the FedEx Corporation Policy on Recoupment of Incentive Compensation and the FedEx Corporation Policy on Recoupment of Incentive Compensation for Fraud or Willful Misconduct, as well as the FedEx Corporation Policy on Limitation of Severance Benefits.

(n)           All notices and other communications to the Company hereunder shall be in writing and shall be given by hand delivery to the Company or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

FedEx Corporation

942 South Shady Grove Road
Memphis, Tennessee 38120

Attn:	Executive Vice President, General Counsel and Secretary (or, if by the General Counsel, then to Executive Vice President and Chief Financial Officer)

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

9.	Definitions; Statutory References.

For purposes of this Plan, the following definitions shall apply:

•	“Applicable Nondiscrimination Law” means the Patient Protection and Affordable Care Act of 2010, and/or the Health Care and Education Reconciliation Act of 2010.

•	“Base Salary” shall mean the annual base salary the Participant is entitled to as of the Date of Termination (without giving effect to any reduction giving rise to a claim of Good Reason).

•	“Board” means the FedEx Corporation Board of Directors.

•	“Cause” means (i) the willful failure by the Participant (other than any such failure resulting from the Participant’s incapacity due to Disability) to perform substantially the duties and responsibilities of the Participant’s position with the Company; (ii) the Participant’s indictment for, commission of, conviction of or plea of guilty or nolo contendere for (x) a felony or (y) a crime involving moral turpitude; (iii) the engaging by the Participant in fraud, embezzlement, misappropriation, or dishonesty, of the Participant’s breach of his or her duty of loyalty or any other duty owed to the Company; (iv) the Participant’s breach of the Company’s code of conduct or any other material policies of the Company, or any employment, consulting, restrictive covenant or similar agreement with the Company; (v) the Participant’s gross negligence or willful misconduct in the course of his or her employment; or (vi) any other act or omission by the Participant which is, or which would reasonably be expected to be, materially injurious to the Company or its reputation, monetarily or otherwise; provided, however, that, with respect to the acts and omissions described in clauses (i), (iv), (v) and (vi), the Participant shall have thirty (30) days to cure such act or omission after his or her receipt of written notice thereof from the Company.

•	“Change of Control” has the meaning set forth in the Omnibus Plan.

Notwithstanding anything to the contrary herein or in the Omnibus Plan, with respect to any amounts payable under this Plan that constitute nonqualified deferred compensation that is subject to Section 409A, a Change of Control shall not be deemed to have occurred for purposes of any provision of this Plan unless such Change of Control also constitutes a change in the ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company under Section 409A.

•	“Change of Control Period” means the period commencing on the date of a Change of Control and ending on the twenty-four (24) month anniversary of such date.

•	“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

•	“Code” means the Internal Revenue Code of 1986.

•	“Committee” means the Compensation and Human Resources Committee of the Board.

•	“Date of Termination” means (1) if the Participant’s employment is terminated by the Company for Cause or by the Participant with Good Reason, the date of receipt of the notice of termination or any later date specified therein, as the case may be; (2) if the Participant’s employment is terminated by the Company without Cause, the date specified in the notice from the Company to the Participant regarding such termination; provided that such date shall be no earlier than 30 days following the date on which such notice is received; (3) if the Participant voluntarily terminates employment (excluding a termination for Good Reason), the date on which the Participant gives notice to the Company of such termination (or such later date as agreed to by the Participant and the Company); or (4) if the Participant’s employment by the Company terminates by reason of death or Disability, the date of the Participant’s death or Disability.

•	“Disability” has the meaning set forth in the Company’s long-term disability policy in effect at the Date of Termination. Notwithstanding anything to the contrary herein, if and to the extent that the Participant’s disability is a trigger for the payment of “deferred compensation” (as defined in Section 409A), “Disability” means that the Participant is “disabled” as defined in Section 409A(a)(2)(C) of the Code.

•	“Eligible Participant” means, collectively, those persons who are designated by the Board as “executive officers” for purposes of Rule 3b-7 under the Exchange Act.

•	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

•	“Good Reason” means, without the Participant’s express written consent, there is (i) a material change (100 miles or more) in the geographic location at which the Company requires the Participant to be based, except for travel reasonably required in the performance of the Participant’s responsibilities, (ii) a material diminution in the Participant’s authority, duties, or responsibilities which substantially reduces the nature or character of the Participant’s position with the Company; (iii) a reduction of the Participant’s Base Salary (in each case, except for (A) changes that do not exceed 10% or (B) across-the-board changes impacting other similarly situated employees of the Company); or (iv) any material breach by the Company of any provision of any employment, consulting, restrictive covenant, or similar agreement with the Participant in effect as of the Date of Termination; provided, however, that the Participant’s termination of employment shall not be deemed to be for Good Reason unless (x) the Participant has delivered to the Company a notice of termination within thirty (30) days following such occurrence, describing in detail the circumstances giving rise to Good Reason, (y) the Company fails to cure such Good Reason event within thirty (30) days after its receipt of such written notice, and (z) the Participant actually terminates his or her employment within thirty (30) days after the expiration of the 30-day cure period.

•	“Multiplier” means (i) for the Chief Executive Officer of the Company, two (2); (ii) for a Participant, other than the Chief Executive Officer, who has provided continuous service to the Company for at least ten (10) years, one and one half (1.5); and (iii) for any other Participant, other than the Chief Executive Officer, who has provided continuous service to the Company for less than ten (10) years, one (1).

•	“Omnibus Plan” means the FedEx Corporation 2019 Omnibus Stock Incentive Plan, as may be amended and restated from time to time, or any successor plan thereto.

•	“Release Effective Date” means the eighth (8th) calendar day following the execution of the Release.

•	“Target Bonus” means the Participant’s annual target cash bonus opportunity as in effect as of immediately prior to the Date of Termination (without giving effect to any reduction giving rise to a claim of Good Reason).

For purposes of this Plan, any statute or law defined or referred to herein or in any Release shall mean such statute or law as amended, modified or supplemented, including by succession of comparable successor statutes or laws, and any rules or regulations promulgated thereunder.

10.	Other.

The Board shall make all determinations regarding the application and operation of this Plan in its sole discretion, taking into account the recommendation of the Committee, and all such determinations shall be final and binding. Further, the exercise by the Board of any rights pursuant to this Plan shall be without prejudice to any other rights that the Company, the Board, or the Committee may have with respect to any Participant subject to this Plan.

Adopted and Effective July 20, 2026

Appendix A

FEDEX CORPORATION EXECUTIVE SEVERANCE PLAN PARTICIPATION AGREEMENT

This PARTICIPATION AGREEMENT (“Agreement”) is effective as of ________, ___ (the “Effective Date”), by and between FedEx Corporation (the “Company”), and [NAME] (“Employee”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the FedEx Corporation Executive Severance Plan (the “Plan”).

WHEREAS, Employee is presently employed by the Company;

WHEREAS, the Company has established the Plan with the purposes of attracting and retaining qualified executives and providing severance pay and benefits to such Eligible Participants; and

WHEREAS, the Compensation and Human Resources Committee of the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to secure Employee’s continued services and to protect Employee in the case of certain terminations; and

WHEREAS, the Company and Employee have determined that it is in their respective best interests to enter into this Agreement on the terms and conditions as set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to the terms and conditions of the Plan and this Agreement.

Section 1. Participation in the Plan. As of the Effective Date, Employee shall be a “Participant” under the Plan for all purposes thereunder. Subject to the terms and conditions of the Plan, Employee shall be eligible to receive Severance Benefits under the Plan. Employee hereby acknowledges that Employee has received a copy of the Plan and that Employee has read, reviewed and understood the requirements and terms contained within the Plan. For the avoidance of doubt, Employee acknowledges and agrees that any Severance Benefits payable to a Participant under the Plan will be paid solely in lieu of, and not in addition to, any severance benefits payable under any offer letter, severance arrangement, or other program or agreement on account of the Participant’s termination of employment with the Company under the circumstances covered by the Plan, including any Management Retention Agreement (as amended and restated from time to time) to which Employee is or was a party.

Section 2. Entire Agreement. This Agreement and the Plan set forth the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions with respect to the subject matter hereof, including any Management Retention Agreement to which Employee is or was a party.

A-1

Section 3. Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement. Signatures transmitted via PDF will be deemed the equivalent of originals.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

FEDEX CORPORATION

By:
Name:
Title:

EMPLOYEE

By:
Name:

A-2

Appendix B

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (this “Agreement”), by and between FedEx Corporation (the “Company”) and [NAME] (“Employee”).

RECITALS

WHEREAS, Employee’s last date of employment with the Company shall be [DATE] (the “Separation Date”);

WHEREAS, Employee’s termination of service qualifies as a Qualifying Termination for purposes of the FedEx Corporation Executive Severance Plan (the “Plan”);

WHEREAS, this Agreement contains a general release of all claims that Employee may have against the Company and its subsidiaries and affiliated companies (collectively, the “FedEx Group”), and their respective affiliates and related parties, and by delivery hereof, Employee is hereby notified and acknowledges Employee’s understanding that Employee’s execution of this Agreement is required for Employee to receive any of the payments and benefits set forth herein; and

WHEREAS, the parties intend for this Agreement to supersede any and all prior agreements that Employee has with any member of the FedEx Group relating to the terms and conditions of Employee’s employment with the FedEx Group following the date of this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Employee hereby agree as follows:

Section 1.               Employment Status.

(a)            General. Employee hereby acknowledges and agrees that Employee’s termination as an officer, director, employee, service provider or committee member of any member of the FedEx Group was effective as of the end of day on the Separation Date. Except as otherwise expressly set forth herein, Employee shall not represent Employee, after the Separation Date, as being a director, officer, employee, agent, or representative of the Company or any other member of the FedEx Group for any purpose. The Separation Date shall be the termination date of Employee’s employment for purposes of participation in and coverage under all benefit plans and programs sponsored by or through the FedEx Group, except as otherwise provided herein.

(b)            Employer Property. Except as expressly set forth herein or otherwise permitted by the Company, on or before the Separation Date, Employee has returned to the Company all property in Employee’s possession, custody, or control belonging to the FedEx Group, including, but not limited to, all equipment, computers, pass codes, cellular or smart phones and devices (including iPhones, Blackberries, Androids, iPads, tablets or other similar devices), keys, swipe cards, credit cards, documents, or other materials, in whatever form or format, that Employee received, prepared or helped prepare. Except as otherwise permitted by the Company and subject to Section 9 hereof, Employee will not, after the Separation Date, retain any copies, duplicates, reproductions, computer disks, or excerpts thereof, whether in hard copy or electronic form, of the FedEx Group’s documents.

Section 2.               Separation Payments and Benefits.

(a)           Accrued Amounts. Following the Separation Date, Employee will be paid or provided all accrued but unpaid base salary and approved unreimbursed business expenses through the Separation Date, if any, regardless of whether this Agreement becomes effective. In addition, Employee shall be entitled to all benefits accrued up to the Separation Date, to the extent vested, under all employee benefit or the terms of any annual or long-term cash incentive bonus plans of the FedEx Group in which Employee participates (except for any plan that provides for severance pay or termination benefits) in accordance with the terms of such plans, and any other amounts required to be paid pursuant to applicable law.

(b)          Payments and Benefits. In consideration for and subject to the terms contained herein, including Employee’s agreement to and compliance with the provisions set forth in Sections 6(b), 6(c) and 6(d) hereof, as well as timely execution [and non-revocation]1 of this Agreement, Employee will be entitled to receive [SEVERANCE BENEFITS], to be paid in a lump sum consistent with the Company’s standard payroll practices, with such payment to be made as soon as reasonably practicable following the Release Effective Date (as defined below). In addition, Employee will be eligible to receive a prorated portion of Employee’s annual bonus as described in the Plan, to be paid when such bonuses are paid to similarly situated employees.

If Employee is participating in the health and welfare benefit plans of the Company, Employee will receive a taxable lump sum cash payment equivalent to the difference between the monthly COBRA benefit premium paid by Employee or Employee’s eligible dependents and the monthly premium amount paid by similarly situated active employees of the Company for a period of eighteen (18) months following the Separation Date, to be paid in a lump sum consistent with the Company’s standard payroll practices, with such payment to be made as soon as reasonably practicable following the Release Effective Date.

In addition, Employee will be eligible to receive outplacement services from the Company based on the Company’s outplacement policies and practices in effect as of the Separation Date, and the Company will reimburse Employee for tax preparation services for the year in which the Separation Date occurred, subject to Employee’s submission of a request for reimbursement in writing no later than May 31st of the year following the year in which the Separation Date occurred.

If, after the payment of this amount and before the last day of the Restricted Period (as defined below), it is discovered that Employee breached any of Employee’s obligations under this Agreement, the Company shall be permitted to seek and receive repayment from Employee of such amount on an after-tax basis. Employee acknowledges and understands that Employee remains subject to the FedEx Corporation Policy on Recoupment of Incentive Compensation during the Lookback Period (as defined in that policy) and the FedEx Corporation Policy on Recoupment of Incentive Compensation for Fraud or Willful Misconduct, as well as the FedEx Corporation Policy on Limitation of Severance Benefits.

1 For employees subject to ADEA.

(c)           No Further Benefits. Except with respect to Unreleased Claims (defined below), Employee hereby acknowledges and agrees that the payments and benefits provided pursuant to this Section 2 is in full discharge of any and all liabilities and obligations of the FedEx Group to Employee, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under any written or oral agreement, policy, plan, or procedure of the FedEx Group or any understanding or arrangement between Employee and the FedEx Group.

(d)          Equity Plans. With respect to each equity or equity-based awards held by Employee under the FedEx Corporation 2019 Omnibus Stock Incentive Plan or any successor thereto (as amended, the “Omnibus Plan”), such awards shall remain subject to the terms and conditions set forth in the Omnibus Plan and the applicable award agreement thereunder. Employee shall not be eligible to receive any additional awards under the Omnibus Plan; [provided that, if Employee has provided continuous service to the Company for at least twenty (20) year as of the Separation Date, Employee’s termination of employment under this Agreement shall be treated as a “Retirement” (as defined in the Omnibus Plan or otherwise as provided in the applicable award agreement) as of the Separation Date, for purposes of the Omnibus Plan].2

(e)           [Support Services. Following the Separation Date, the Company shall continue to provide the Support Services through the three-year anniversary of the Separation Date, subject to the terms, conditions and limitations set forth in the Plan, including Employee’s entrance into a consulting services agreement reasonably acceptable to the Company.]3

(f)           Taxes. The payments referenced in this Section 2 shall be subject to reduction for tax and other withholding obligations.

Section 3.               Release and Waiver of Claims.

(a)           Definitions. As used in this Agreement, the term “claims” includes all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, equity, or otherwise.

2 For Participant who has provided continuous service to the Company for at least twenty (20) years as of the Separation Date only.

3 For CEO upon a Retirement only.

(b)          Release. In consideration of the payments and benefits described in this Agreement, to which Employee agrees that Employee is not entitled unless Employee executes this Release, and unless it becomes effective in accordance with the terms hereof, Employee, for and on behalf of Employee and Employee’s heirs, successors, and assigns (collectively, the “Releasors”), subject to the last sentence of this Section 3(b), hereby waives and releases all common law, statutory, and other complaints, claims, charges, and causes of action of any kind whatsoever, whether presently known or unknown, in law or in equity, that Employee ever had, now has, or may have against the Company and its stockholders, subsidiaries, affiliates, predecessors, successors, assigns, directors, officers, partners, members, managers, employees, trustees (in their official capacities), employee benefit plans and their administrators and fiduciaries (in their official capacities), representatives, or agents, or any of their affiliates, successors, or assigns (collectively, the “Releasees”), by reason of facts or omissions that have occurred on or prior to the date that Employee signs this Agreement, including, without limitation, any complaint, claim, charge, or cause of action arising out of Employee’s employment or termination of employment, or any term or condition of that employment, or arising under federal, state, local, or foreign laws pertaining to employment, the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, all as amended, or any other federal, state, local, or foreign laws relating to discrimination on the basis of age, sex, or other protected class, all claims under federal, state, local, or foreign laws for express or implied breach of contract, wrongful discharge, defamation, or intentional infliction of emotional distress, and all related claims for attorneys’ fees and costs. Except with respect to Unreleased Claims (as defined herein), Employee agrees that the foregoing release may be pleaded as a full defense to any action, suit, arbitration, or other proceeding covered by the terms hereof that is or may be initiated, prosecuted, or maintained by the Releasors. Employee acknowledges that Employee intends to waive and release all rights, known or unknown, that Employee may have against the Releasees under these or any other laws; provided, that expressly excluded from this release are (i) any claim to enforce any rights Employee has under this Agreement, including the right to any payment under this Agreement, (ii) rights that cannot be released as a matter of law, (iii) any rights to indemnification by the FedEx Group, and (iv) any vested rights and benefits with respect to the Company’s compensation and benefit plans (collectively, the “Unreleased Claims”).

(c)           No Claims. Employee acknowledges and agrees that as of the date Employee executes this Agreement, Employee has no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws waived in the preceding paragraph.

(d)          Acknowledgement of Full and Final Release. Employee acknowledges and agrees that by virtue of the foregoing, Employee has waived any relief available to Employee (including without limitation, monetary damages, equitable relief, and reinstatement) under any of the claims or causes of action waived in this Section 3.

(e)          Non-Disparagement. Employee agrees that, at all times following the signing of this Agreement, Employee shall not engage in any vilification of the FedEx Group and Employee shall refrain from making any false, negative, critical, or disparaging statements, implied or expressed, concerning the FedEx Group including, but not limited to, management or communication style, methods of doing business, the quality of products and services, or role in the community. Employee further agrees to do nothing that would damage the FedEx Group’s business reputation or goodwill or the reputation of the FedEx Group. The restrictions of this Section 3(e) shall not apply to truthful statements made in court, arbitration proceedings, or mediation proceedings or in documents produced or testimony given in connection with legal process that are based on Employee’s reasonable belief and are not made in bad faith. The restrictions of this Section 3(e) are also subject to the second paragraph of Section 9.

Section 4.               Knowing and Voluntary Waiver.

Employee expressly acknowledges and agrees that Employee —

(a)           is able to read the language, and understand the meaning and effect, of this Agreement;

(b)          has no physical or mental impairment of any kind that has interfered with Employee’s ability to read and understand the meaning of this Agreement or its terms, and that Employee is not acting under the influence of any medication, drug, or chemical of any type in entering into this Agreement;

(c)           is specifically agreeing to the terms of the release contained in this Agreement because the Company has agreed to provide Employee with the payment and benefits provided by this Agreement, which it has agreed to provide Employee because of Employee’s agreement to accept them in full settlement of all possible claims that Employee is releasing hereunder;

(d)           acknowledges that, but for Employee’s timely execution [and non-revocation]4 of this Agreement, Employee would not be entitled to the payment and benefits provided by this Agreement;

(e)           [had or could have had until the Offer Expiration Date in which to review and consider this Agreement, which date was at least [twenty-one (21)][forty-five (45)] calendar days after receiving the Agreement, and that if Employee executes this Agreement prior to the Offer Expiration Date, Employee has voluntarily and knowingly waived the remainder of the review period;

(f)           was advised to consult with Employee’s attorney regarding the terms and effect of this Agreement;

(g)            have seven (7) calendar days following the execution of this Agreement to revoke this Agreement, and this Agreement shall be effective on the eighth (8th) calendar day following the execution of this Agreement (the “Release Effective Date”);]5 and

(h)           has signed this Agreement knowingly and voluntarily.

Section 5.               No Suit.

Employee represents and warrants that Employee has not previously filed, and to the maximum extent permitted by law agrees that Employee will not file, a complaint, charge, or lawsuit against any of the Releasees regarding any of the claims released herein. If, notwithstanding this representation and warranty, Employee has filed or files such a complaint, charge, or lawsuit, Employee agrees that Employee shall cause such complaint, charge, or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge, or lawsuit, including, without limitation, the attorneys’ fees of any of the Releasees against whom Employee has filed such a complaint, charge, or lawsuit.

4 For employees subject to ADEA.

5 For employees subject to ADEA.

Section 6.               Re-Employment; Non-Compete; Non-Solicit.

(a)           No Re-Employment. Employee hereby agrees to waive any and all claims to re-employment with the FedEx Group. Employee affirmatively agrees not to seek further employment with the FedEx Group.

(b)          Non-Compete. Employee covenants and agrees that Employee will not, for a period of two years following the Separation Date (the “Restricted Period”), directly or indirectly own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of or be connected in any manner, including but not limited to, holding the positions of officer, director, shareholder, consultant, independent contractor, employee, partner or investor, with any Competing Enterprise (as defined below); provided, however, that Employee may invest, without being deemed in violation of this Section 6(b), in stocks, bonds or other securities of any corporation or other entity (but without participating in the business thereof) if such stocks, bonds or other securities are listed for trading on a national securities exchange and Employee’s investment does not exceed 1% of the issued and outstanding shares of capital stock, or in the case of bonds or other securities, 1% of the aggregate principal amount thereof issued and outstanding. For purposes of this Agreement, the term “Competing Enterprise” shall mean an enterprise that engages in any business competitive with the Company’s and its subsidiaries’ businesses of package and freight delivery and global transportation and supply chain management solutions, including any affiliates of such entities that are engaged in delivery, transportation, and/or logistics services and activities.

(c)           Non-Solicit of Employees. Employee covenants and agrees that Employee will not, for the Restricted Period, either on Employee’s own behalf or on behalf of any other person or entity, directly or indirectly, hire, solicit, retain or encourage to leave the employ or service of the Company (or assist any other person or entity in hiring, soliciting, retaining or encouraging) any person who is then or was within six (6) months of the date of such hiring, an employee or service provider of the Company.

(d)          Non-Solicit of Customers. Employee covenants and agrees that Employee will not, for the Restricted Period, either on Employee’s own behalf or on behalf of any other person or entity, directly or indirectly, solicit, sell or assist anyone in the sale of or provide services relating to any of the Company’s products or services or products or services similar to those provided or sold by the Company to any person or entity who is or was a customer of the Company within one (1) year prior to the Separation Date and with whom Employee, or those employees reporting to Employee, had “material contact” during the last year of Employee’s employment. For the purpose of this Section 6(d), “material contact” shall be defined as personal contact or the supervision of the efforts of those who have direct personal contact with a customer or potential customer.

Section 7.               Successors and Assigns.

The parties acknowledge and agree that this Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns.

Section 8.               Severability.

The invalidity, illegality or unenforceability of any provision or provisions of this Agreement shall not affect any other provision of this Agreement, which shall remain in full force and effect, nor shall the invalidity, illegality or unenforceability of a portion of any provision of this Agreement affect the balance of such provision. In the event that any one or more of the provisions contained in this Agreement or any portion thereof shall for any reason be held to be invalid, illegal, or unenforceable in any respect, this Agreement shall be reformed, construed, and enforced as if such invalid, illegal, or unenforceable provision had never been contained herein.

Section 9.               Confidentiality.

Employee acknowledges that during Employee’s period of employment with the Company, Employee was in possession of the Company’s and FedEx Group’s valuable, confidential, and proprietary information. Accordingly, Employee agrees that all such information shall remain the exclusive property of the Company and the FedEx Group, as applicable, and Employee agrees to hold all such information in the strictest confidence. Except as set forth below, Employee shall not communicate any such information in any form to any third party without the Company’s prior written consent.

Employee understands that nothing contained in this Agreement or otherwise limits Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state, or local governmental agency or commission (“Government Agencies”). Employee further understands that nothing in this Agreement or otherwise limits Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. None of this Agreement or otherwise limits Employee’s right to receive an award for information provided to any Government Agencies or to engage in any future activities protected under whistleblower statutes.

Pursuant to the Defend Trade Secrets Act of 2016, the parties hereto acknowledge and agree that Employee may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (a) in confidence to a Government Agency or official thereof, either directly or indirectly, or to any attorney, and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. In addition and without limiting the preceding sentence, if Employee files a lawsuit alleging retaliation by the Company for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney and may use the trade secret information in the court proceeding, if Employee (x) files any document containing the trade secret under seal and (y) does not disclose the trade secret, except pursuant to court order.

Section 10.            Cooperation.

(a)           Litigation Support. Upon the request of the FedEx Corporation Executive Vice President and General Counsel, Employee shall make Employee reasonably available to assist, give testimony, and review discovery requests in connection with litigation or other disputes or proceedings involving the Company or any member of the FedEx Group. If such services are requested following the Separation Date, the Company will reimburse Employee for any reasonably required out-of-pocket travel expenses consistent with the Company’s expense reimbursement policies and procedures.

(b)           Completion of Directors’ and Officers’ Questionnaire. Upon the request of the Company, Employee shall complete a directors’ and officer’s questionnaire to facilitate the Company’s preparation and filing of its annual proxy statement and periodic reports with the Securities and Exchange Commission.

(c)           Disclosure of Termination. The Company may, in connection with the any filing made with the Securities and Exchange Commission, disclose that the applicable Participant experienced a termination of employment by the Company without Cause or by the Participant for Good Reason.

Section 11.            Non-Admission.

Nothing contained in this Agreement will be deemed or construed as an admission or acknowledgement of any unlawful or improper act or conduct, or liability therefor, on the part of Employee or the Company.

Section 12.            Entire Agreement.

This Agreement constitutes the entire understanding and agreement between Employee and the Company regarding the termination of Employee’s employment. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between Employee and any member of the FedEx Group and all benefit plans of the FedEx Group relating to the subject matter of this Agreement.

Section 13.            Modifications.

This Agreement may not be modified or amended, nor may any rights under it be waived, except in a writing signed and agreed to by the parties hereto.

Section 14.            Governing Law.

EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TENNESSEE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

Section 15.            Arbitration; Mutual Waiver of Jury Trial.

Employee and the Company agree to resolve any disputes they may have with each other through final and binding arbitration. For example, Employee is agreeing to arbitrate any dispute about the validity of this Agreement or any discrimination claim, which means that an arbitrator and not a court of law will decide issues of arbitrability and of liability with respect to any claim Employee may bring; provided, however, that either party may pursue a temporary restraining order and/or preliminary injunctive relief, with expedited discovery where necessary, in a court of competent jurisdiction to protect common law or contractual trade secret or confidential information rights and to enforce the post-employment restrictions in Sections 6 and 9. Employee also agrees to resolve through final and binding arbitration any disputes Employee has with the Company, its affiliates, or any current or former officers, employees or directors who elect to arbitrate those disputes under this subsection. Arbitrations shall be conducted by JAMS (also known as Judicial Arbitration & Mediation Services) in accordance with its employment dispute resolution rules. This agreement to arbitrate does not apply to government agency proceedings, but does apply to any lawsuit Employee might bring, including but not limited to any lawsuit related to a government agency proceeding. Any arbitration under this Agreement shall be conducted in Shelby County in the State of Tennessee.

THE COMPANY AND EMPLOYEE EACH WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT IN ANY ACTION, PROCEEDING, OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE COMPANY AND EMPLOYEE EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION WILL BE ADDRESSED THROUGH BINDING ARBITRATION AS DESCRIBED IN THE PLAN.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth below.

FedEx Corporation

By:
[Executive Vice President and General Counsel]

Date: [DATE]

[NAME]